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                                                                  EXHIBIT 99.29
                                                [FORM OF LP TRANSMITTAL LETTER]

                           HOST MARRIOTT CORPORATION
                              10400 FERNWOOD ROAD
                         BETHESDA, MARYLAND 20817-1109
                                (301) 380-9000

                                                                October  , 1998

Dear [Partnership] Limited Partner:

  As publicly announced in April 1998, Host Marriott Corporation, a Delaware corporation ("Host"), has adopted a plan to restructure its business operations so that it will qualify as a real estate investment trust ("REIT") for federal income tax purposes. As part of the restructuring and related transactions (the "REIT Conversion"), Host proposes to merge into HMC Merger Corporation (to be renamed "Host Marriott Corporation"), a Maryland corporation ("Host REIT"), and thereafter continue and expand its full-service hotel ownership business. Host REIT will operate through Host Marriott, L.P., a Delaware limited partnership (the "Operating Partnership"), of which Host REIT will be the sole general partner. This is commonly called an "UPREIT" structure and it is used to facilitate tax-deferred acquisitions of properties.

  In connection with the REIT Conversion, the Operating Partnership is
proposing to acquire     Limited Partnership, a     limited partnership (the
"Partnership"), through a merger (the "Merger") of the Partnership with a subsidiary of the Operating Partnership ("Merger Sub"). As a limited partner in the Partnership, your written consent is being solicited to approve

    (i) the proposed Merger of the Partnership pursuant to the Agreement and Plan of Merger, dated as of October , 1998 (the "Merger Agreement"), by and among Host REIT, the Operating Partnership, Merger Sub and the Partnership and the transactions contemplated thereby and

    (ii) certain related amendments to the partnership agreement of the Partnership intended to facilitate the Merger and the REIT Conversion.

  Included in this package are:

  .  The Prospectus/Consent Solicitation Statement (the "Consent
     Solicitation");

  . A Supplement that contains specific information with respect to the Partnership;

  . A Consent Form (YELLOW) for voting--marked specifically for the Partnership;

  .  An OP Unit Exchange Election Form (BLUE) and

  . A list of commonly asked Questions and Answers, including telephone numbers for assistance.

  Capitalized terms used but not defined herein have the same meaning given to them in the enclosed Prospectus/Consent Solicitation Statement (the "Consent Solicitation").

  If the Merger and the amendments are approved and the Merger is consummated, you will be entitled to receive units of limited partnership interest in the Operating Partnership ("OP Units") in exchange for your interests in the Partnership. This generally will be a tax-deferred transaction. The OP Units are economically equivalent to Host REIT Common Shares. The number of OP Units you will receive will be based upon the Exchange Value of the Partnership (determined as described in the Consent Solicitation) and the value of the OP Units, which will be based on the average closing trading price on the New York Stock Exchange of the Host REIT Common Shares over the first 20 trading days after the Merger (but will not be less than $9.50 or more than $15.50 per OP Unit). Beginning one year after the Merger, you may elect to have your OP Units exchanged for freely-traded Host REIT Common Shares on a one-for-one basis (or its cash equivalent, as determined by Host REIT). At your option, you also may elect, at any time prior to the end of the Election Period (described
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below), to exchange all of the OP Units received in the Merger for either an equal number of Host REIT Common Shares or a 6.56% Callable Note due December 15, 2005 of the Operating Partnership (a "Note") in a principal amount equal to the Note Election Amount. Exercise of either the Common Share Election or the Note Election would be a taxable transaction.

  The accompanying Consent Solicitation provides detailed information concerning the proposed Merger and the amendments to the Partnership's partnership agreement, the reasons for the General Partner's recommendations in favor of the Merger, information about the Partnership, Host REIT and the Operating Partnership and certain additional information. WE URGE YOU TO CAREFULLY CONSIDER ALL OF THE INFORMATION IN THE CONSENT SOLICITATION, INCLUDING THE INFORMATION SET FORTH UNDER "SUMMARY--RISK FACTORS" BEGINNING ON
PAGE SIX AND "RISK FACTORS" BEGINNING ON PAGE   OF THE CONSENT SOLICITATION
FOR A DESCRIPTION OF THE MATERIAL RISKS OF AN INVESTMENT IN THE OP UNITS, NOTES OR COMMON SHARES. Some of the material risks include the following: (i) substantial benefits to related partners; (ii) absence of arm's length negotiations; (iii) other conflicts of interest; (iv) no opportunity to benefit from Crestline common stock; (v) Exchange Value may not equal fair market value of the Partnerships' Hotels; (vi) inability of Limited Partners who retain OP Units to redeem OP Units for one year; (vii) value of the Notes will be less than the Exchange Value; (viii) election of Common Shares or Notes is a taxable transaction; (ix) cash distributions may exceed cash available for distribution; reduced cash distributions for certain Limited Partners; (x) timing of the REIT Conversion; (xi) fundamental change in nature of investment; (xii) uncertainties as to the size and leverage of the Operating Partnership; (xiii) lack of control over hotel operations and Non-Controlled Subsidiaries; dependence upon Crestline; (xiv) requisite vote of Limited Partners of the Partnerships binds all Limited Partners; (xv) inability to obtain third-party consents may have a material adverse effect;
(xvi) exposure to market and economic conditions of other hotels; (xvii) ownership limitations; (xviii) no limitation on debt; (xix) effect of subsequent events upon recognition of gain; (xx) sale of personal property may result in gain to Limited Partners in certain Partnerships; (xxi) failure of Host REIT to qualify as a REIT for tax purposes; failure of the Operating Partnership to qualify as a Partnership for tax purposes; and (xxii) change in tax laws.

  The General Partner believes that the Merger provides substantial benefits to you as a Limited Partner, including: (i) the opportunity to receive regular cash distributions per OP Unit equal to the distributions paid on each Host REIT Common Share; (ii) the ability to participate in the operations of a larger, more diverse enterprise with growth opportunities and generally lower leverage; (iii) the ability to receive, in exchange for your OP Units, freely tradeable Host REIT Common Shares in connection with the Merger; (iv) the ability of Limited Partners who retain OP Units, at any time beginning one year following the Merger, to liquidate their investment in the Operating Partnership for cash based upon the price of Host REIT Common Shares or, at the election of Host REIT, Host REIT Common Shares; and (v) the deferral, for Limited Partners who retain their OP Units, of recognition of at least a substantial portion of any built-in taxable gain attributable to their Partnership Interests generally until such time as each Limited Partner elects to trigger such gain.

  AFTER CAREFUL CONSIDERATION, THE GENERAL PARTNER HAS DETERMINED THAT THE MERGER IS ADVISABLE FOR AND FAIR TO THE LIMITED PARTNERS AND RECOMMENDS THAT ALL LIMITED PARTNERS VOTE TO APPROVE THE MERGER AND THE RELATED AMENDMENTS TO THE PARTNERSHIP AGREEMENT. IN ORDER TO MAKE CERTAIN THAT THE MERGER IS APPROVED, A LIMITED PARTNER WHO FAVORS THE MERGER SHOULD VOTE FOR THE MERGER AND FOR THE AMENDMENTS TO THE PARTNERSHIP AGREEMENT.

  The close of business on September 18, 1998 has been set by [GP ENTITY] (the "General Partner") as the record date for determining Limited Partners entitled to vote on the Merger and the related amendments to the partnership agreement. IT IS IMPORTANT THAT YOUR PARTNERSHIP UNITS BE VOTED, REGARDLESS OF THE NUMBER OF PARTNERSHIP UNITS YOU HOLD. Therefore, please promptly complete, sign, date and return the Consent Form in the enclosed prepaid envelope as soon as possible but in any event no later than 5:00 p.m., Eastern time, on December , 1998 (the "Solicitation Period"). You may change or revoke your vote during the Solicitation

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Period as described in the Consent Solicitation. In addition, if you desire to exchange your OP Units for Common Shares or Notes, please make certain you check the appropriate box on the enclosed OP Unit Exchange Election Form and sign, date and return the Form at any time prior to 5:00 p.m., Eastern time, on the 15th trading day after the Merger (the "Election Period"). We will notify you at a later time of the actual date for the end of the Election Period. You may change or revoke your election of Common Shares or Notes at any time during the Election Period.

  Your prompt cooperation would be greatly appreciated.

Sincerely,                                Sincerely,


HMC Merger Corporation, a Maryland        Host Marriott, L.P., a Delaware
corporation                                limited partnership


                                            By: HMC Real Estate LLC, a
                                                Delaware limited liability
                                                company, as general partner of
                                                Host Marriott, L.P.


_____________________________________     _____________________________________
       ROBERT E. PARSONS, JR.                    ROBERT E. PARSONS, JR.
              PRESIDENT                                 PRESIDENT

Sincerely,

           , as general partner of
       Limited Partnership


_____________________________________
         BRUCE F. STEMERMAN
              PRESIDENT

                          YOUR VOTE IS VERY IMPORTANT

                    PLEASE PROMPTLY COMPLETE, SIGN AND DATE
                 AND RETURN THE ENCLOSED CONSENT FORM (YELLOW)

  IF YOU OR YOUR ADVISORS HAVE ANY QUESTIONS REGARDING THE MERGER, PLEASE CONTACT THE FOLLOWING INFORMATION AGENT:

             Shareholder Communications Corporation at: 1-800-

  TO SPEAK TO A REPRESENTATIVE OF THE GENERAL PARTNER OR HOST MARRIOTT CORPORATION, PLEASE CALL:

                      Investor Relations at: 301-380-

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